EXHIBIT 2.1

                      PLAN AND AGREEMENT OF REORGANIZATION

                                    BETWEEN

                            SPECTRUM RESOURCES, INC.
                             (a Nevada corporation)

                                      AND

                              FAMOUS FIXINS, INC.
                            (a New York corporation)

      This Plan and Agreement of Reorganization is entered into this 28th day of May, 1998, by and between Spectrum Resources, Inc., a Nevada corporation, hereinafter referred to as "SPECTRUM", ( the corporate name which will be changed by way of an Amendment to its Articles of Incorporation, to Famous Fixins Inc.) and Famous Fixins, Inc., a New York corporation and its shareholders, hereinafter referred to as "Famous Fixins".

      This Plan or Reorganization is within the meaning of Section 368
(a)(1)(B) of the Internal Revenue Code of 1986, as amended. SPECTRUM will acquire from the shareholders of Famous Fixins, substantially all of the issued and outstanding shares of Famous Fixins in return for FIVE MILLION FOUR HUNDRED AND NINETY FOUR THOUSAND SIX HUNDRED SIXTY TWO (5,494,662) shares of the authorized but unissued shares of SPECTRUM. SPECTRUM represents that such shares are and shall, at the closing, represent 90% of all equity of SPECTRUM, fully diluted, including any and all rights of any kind to any equity of SPECTRUM. Famous Fixins will then become and operate as a subsidiary of SPECTRUM.

                                   AGREEMENT

      In order to consummate such plan of reorganization, the parties hereto, in consideration of the mutual agreements and on the basis of the representations and warranties hereafter set forth, do hereby agree, as follows:

                                   ARTICLE I

      1.01. Transfer of Famous Fixins capital stock and consideration for transfer: Subject to the terms and conditions of this Agreement, substantially all of the Famous Fixins shareholders shall have endorsed and delivered their certificates to Jason Bauer, President of Famous Fixins, as Trustee, prior to the closing date, who shall, at such closing, deliver said certificates to SPECTRUM in exchange for the stated number of shares of SPECTRUM as set forth in 1.02 below.

      1.02. Consideration for transfer to SPECTRUM: On the closing date, subject to the terms and conditions of this Agreement, and in full consideration for the transfer and delivery to SPECTRUM of substantially all the issued and outstanding shares of Famous Fixins, SPECTRUM shall cause to be delivered by its transfer agent, 5,494,662 shares of the authorized but unissued capital stock of SPECTRUM. Said 5,494,662 shares shall be broken down into individual names and amounts as requested in writing by Jason Bauer, authorized agent for the Famous Fixins shareholders, and when issued, such shares to be fully paid and nonassessable. Shares shall not be free trading if they are not at this time registered or covered by any exemption. Said shares will be restricted in nature and said restriction shall be reflected on the face of all certificates included in the 5,494,662 shares.

                                   ARTICLE II

      2.01. Closing: The time of delivery by Famous Fixins stockholders of their respective shares as provided in paragraph 1.01 of this Agreement having already taken place, said shares being held by Jason Bauer, as authorized agent, and the certificate for 5,494,662 shares as authorized by the Board of Directors of SPECTRUM being in hand for delivery to Jason Bauer, as authorized agent, closing shall be effective with the signing of this Agreement. For purposes of record, closing shall be effective as of the 28th day of May, 1998, 5 p.m. New York time, at the offices of Famous Fixins, Inc., which will become the office of SPECTRUM, located at 250 West 72nd Street, Suite 2501, New York, New York 10023.

                                  ARTICLE III

      3.01.  Representations and Warranties by Famous Fixins:

            (1) Famous Fixins is a corporation duly organized and validly existing and in good standing under the laws of the State of New York. It has all requisite corporate power and authority to carry on its business as now being conducted, to enter into this Agreement and to carry out and perform the terms and provisions of this Agreement. Famous Fixins is duly qualified, licensed, or domesticated and in good standing as a foreign corporation authorized to do business in each jurisdiction wherein the nature of its activities conducted or the character of its properties make such qualification, licensing, or domestication necessary.

            (2) Famous Fixins is duly and lawfully authorized by its Articles of Incorporation, to issue the shares of capital stock required by this Agreement; further, Famous Fixins has no other authorized series or class of stock. All of the outstanding shares of Famous Fixins's capital stock have been duly issued.

            (3) Famous Fixins has furnished SPECTRUM with an audited Balance Sheet of Famous Fixins as of December 31, 1997, hereinafter referred to as the Balance Sheet. Such financial statement presents fairly the financial condition of Famous Fixins at such date. Specifically, but not by way of limitation, the Balance Sheet discloses all of the debts, liabilities, and obligations of any nature (whether absolute, accrued, contingent, or otherwise, and whether due or to become due) of Famous Fixins at the date thereof.

            (4) Famous Fixins will use its best efforts to obtain prompt written confirmation of the necessary vote under New York law to approve the transaction contemplated herein.

      3.02 SPECTRUM and its officers represent and warrant to Famous Fixins and its stockholders as follows:

            (1) SPECTRUM is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

            (2) SPECTRUM's authorized capital stock consists of 25,000,000 shares of common stock, par value $.001. At the close of this Agreement 6,105,180 shares of common stock will be validly issued and outstanding and no preferred stock will have been issued. This figure reflects the 5,494,662 shares beneficially issued to the shareholders of Famous Fixins.

            (3) The execution, delivery, and performance of this Agreement has been duly authorized by all requisite corporate action. This Agreement constitutes a valid and binding obligation of SPECTRUM in accordance with its terms. No provision of the Articles of Incorporation and any amendments thereto, by-laws and any amendments thereto, or of any contract to which SPECTRUM is a party or otherwise bound, prevents SPECTRUM from delivering good title to its shares of such capital stock in the manner contemplated hereunder.

            (4) SPECTRUM has furnished Famous Fixins with an audited statement prepared by Robert G. Tschida, CPA showing the financial position of the company as of April 30, 1996 and a statement or statements of management, covering the period from the end of the audit to the present time, that there are no current assets, and SPECTRUM, its officers and its agents do not have actual or constructive knowledge of any liablities, nor are they aware of any liabilities, and that the corporation, and its predecessor have had no activities in which it could have incurred any liabilities since 1990, including, but not limited to, any fees owed to SPECTRUM's attorneys, accountants, transfer agent(s) or any taxes, lawsuits or arbitrations, or facts that may support a claim against SPECTRUM or its shareholders.

            (5) All of the SPECTRUM common shares to be issued to Famous Fixins shareholders will, when so issued, be validly issued and outstanding, fully paid and nonassessable.

            (6) Since the April 30, 1996 date of the Tschida financial statement, there has not been any material or adverse change in, or event or condition materially and adversely affecting the condition of SPECTRUM.

            (7) SPECTRUM is duly and lawfully authorized by its Articles of Incorporation to issue the shares of capital stock required by this Agreement; further, SPECTRUM has no other authorized series or class of stock. All of the outstanding shares of SPECTRUM's capital stock have been duly issued. There are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities, or other agreements or arrangements of any character or nature whatever under which SPECTRUM is or may be obligated to issue or purchase shares of its capital stock.

            (8) Spectrum shall furnish an opinion letter from Kenneth Christison, attorney for the corporation, opining as to those shares which are currently issued and outstanding are free trading shares pursuant to the applicable securities laws and the Rules and Regulations of the Securities and Exchange Commission.

                                 ARTICLE IV

      4.01 Famous Fixins covenants that all statements made herein and hereto are true and correct to the best of its knowledge, and may be relied upon by SPECTRUM.

      4.02. Famous Fixins covenants and warrants that, to the best of its knowledge, all books, records and financial statements employed or used in connection with this Agreement are true and correct, and that the right to examine same has been extended to SPECTRUM and its representatives.

      4.03.  Federal Securities Act - Unregistered Stock:

            (1) Each Famous Fixins stockholder acknowledges that the shares of SPECTRUM common stock to be delivered to him pursuant to this Agreement have not and are not registered under the 1933 Act, as amended, and that accordingly such stock is not fully transferable except as permitted under various exemptions contained in the 1933 Act, and the rules of the Securities and Exchange Commission interpreting said Act. The provisions contained in this paragraph are intended to ensure compliance with the 1933 Act, as amended.

            (2) Each Famous Fixins stockholder agrees that, unless such shares are exempt as described above, the certificates evidencing the shares he will receive shall contain substantially the following legend:

      "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED UNLESS THE SAME ARE REGISTERED UNDER THE SECURITY ACT OF 1933, OR THE COMPANY RECEIVES AN OPINION FROM COUNSEL SATISFACTORY TO IT THAT SUCH REGISTRATION IS NOT REQUIRED FOR SALE OR TRANSFER OR THAT THE SHARES HAVE BEEN LEGALLY SOLD IN BROKER TRANSACTIONS PURSUANT TO RULE 144 OF THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION PROMULGATED UNDER SECURITY ACT OF 1933."


                                   ARTICLE V

                             Conditions Precedent:

            (1) The aggregate number of shares of the corporation's capital stock tendered by the Famous Fixins stockholders at the closing shall constitute substantially all of the issued and outstanding Capital Stock of Famous Fixins, and, in any event, in excess of ninety five percent (95%) of such Capital Stock.

            (2) SPECTRUM shall make available to Famous Fixins or its authorized agent(s) such books and records of SPECTRUM as it desires in furtherance of its due diligence review of SPECTRUM, which shall include, but not be limited to, all stock ledgers, Board minutes and resolutions, shareholders minutes and resolutions, contracts, leases, SEC and state filings, officer's certificates, opinions of counsel, accountant reports, court filings if any, UCC filings if any and employment agreements.

            (3) Prior to the closing date, on a mutually agreeable date, time and place, the parties shall deliver a list of documents which they require to be produced at the closing.

                                   ARTICLE VI

      6.01 Paragraph and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      6.02. This Agreement shall be construed under and in accordance with the laws of the State of New York. Any proceedings, claims or actions of any kind hereunder, if instituted by or on behalf of SPECTRUM, its successors or assigns, shall be brought in the courts of the County, City and State of New York.

      6.03. This Agreement shall be binding on and inure to the benefit of and be enforceable by the Famous Fixins shareholders and SPECTRUM, their respective heirs, executors, administrators, legal representatives, successors, and assigns except as otherwise expressly provided herein.

      6.04. Should there be any litigation arising from this transaction, the prevailing party shall be entitled to recover reasonable attorney's fees from the other party, which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose. These fees shall be in addition to any other relief which may be awarded.

                                  ARTICLE VII

      7.01. Resignations: Immediately upon the Closing, Spectrum Resources, Inc. shall hold a Special Meeting of its Board of Directors, at which time Russell Ortman and Leona Jamison who are the current officers and all of the directors of Spectrum Resources, Inc. shall submit their respective resignations, and at which time Jason Bauer, and his slate of officers and directors shall be appointed in their places.

      7.02. Amendment to Articles of Incorporation. Prior to Closing, Spectrum Resources, Inc. shall have submitted to the Secretary of State of the State of Nevada, and received a confirmation from said Secretary of State that the Amendment to the Articles have been approved changing the name of the corporation from Spectrum Resources, Inc., to Famous Fixins Inc.

      IN WITNESS WHEREOF, the parties hereto have executed this Plan and Agreement of Reorganization on the date first set forth, at New York, New York.

                                    SPECTRUM RESOURCES, INC.


                                    by:  /s/ Russell Ortman
                                       -------------------------------
                                          Russell Ortman, President

                                    by:  /s/ Leona Jamison
                                       -------------------------------
                                           Leona Jamison, Secretary

                                    FAMOUS FIXINS, INC.


                                    by:  /s/ Jason Bauer
                                       -------------------------------
                                                Jason Bauer, President

                                    by:  /s/ Jason Bauer
                                       -------------------------------
                                           Secretary


                                    /s/ Jason Bauer
                                       -------------------------------
                                          Jason Bauer, as Trustee
                                          for all Shareholders of
                                          Famous Fixins, Inc.

                             KENNETH M. CHRISTISON
                               ATTORNEY AT LAW
                             10 SEADRIFT LANDING
                               TIBURON, CA 94920

                             TELEPHONE: 415-505-5086
                             FACSIMILE: 415-381-4317


                                   June 5, 1998


SPECTRUM RESOURCES, INC.
3030 BRIDGEWAY
SAUSALITO, CA 94965

      Re:  Status of Issuance of Shares of Common Stock

Dear Madam or Sir:

      I have been requested to provide a letter stating my opinion of the validity of issuance of the shares of common stock of SPECTRUM RESOURCES, INC. ("SPECTRUM") issued and outstanding as of May 28, 1998.

      As the basis for the opinion expressed below, I have reviewed, among others, the following documents provided to me by SPECTRUM; as deemed appropriate, I have discussed various matters related to the opinion with present and prior management of SPECTRUM:

      1. Articles of Incorporation of TINDERBLOCK, INC. in the State of Utah dated 2-09-84;
      2.  Bylaws of the Company;
      3.  Opinion letter dated 11-04-85 rendered by O.Robert Meredith, Esq.;
      4. Articles of Incorporation of SPECTRUM, RESOURCES, INC. in the State of Nevada, dated 07-27-95;
      5.  Articles of Merger of TINDERBLOCK, INC. into SPECTRUM, dated
          07-31-95;
      6.  Opinion Letter dated 8-15-95 rendered by John H.Convery, Esq.;
      7. Minutes of the meeting of the board of directors of SPECTRUM, dated 10-20-95;
      8. Minutes of the meeting of the board of directors of SPECTRUM, dated 01-09-96;
      9.  Shareholders List for SPECTRUM, dated May 28, 1998

DISCUSSION

      TINDERBLOCK, INC. was incorporated in Utah on February 9, 1984 as Straw Dog, Inc. The Articles of Incorporation authorized the issuance of a total of 50,000,000 shares of Common Stock ($0.001 par value). Pursuant to a registration with the Utah Securities Division effective September 26, 1984, 1,000,000 shares of common stock were sold to the public at a price of $.02 per share. After a name change to TINDERBLOCK, INC. ("TINDERBLOCK") in 1985, TINDERBLOCK was merged into SPECTRUM RESOURCES, INC., a Nevada corporation, in July 1995, at which time there were 7,666,666 shares of TINDERBLOCK common stock issued and outstanding. By terms of the Merger Agreement every three
(3) shares of TINDERBLOCK stock were converted into one (1) share of SPECTRUM stock. On October 20, 1995, the SPECTRUM board of directors approved a one (1) for ten (10) reverse split of stock, after which there were 255,588 shares of common stock issued and outstanding.

      On January 12, 1996, pursuant to a resolution of the board of directors, SPECTRUM issued 354,930 shares of common stock to Phoenix Pacific Property Trust as consideration for performance of certain services and payment of certain costs on behalf of the Company.

      On May 28, 1998, as provided in a Reorganization Agreement between SPECTRUM and Famous Fixins, Inc., a New York corporation and pursuant to a resolution of the board of directors, SPECTRUM issued 5,494,662 shares of common stock (the "Famous Fixins Shares") to Jason Bauer, Trustee for Shareholders of Famous Fixins, Inc. Upon consideration of the Reorganization Agreement, those shares are to be distributed, pro rata, to said shareholders as consideration for the acquisition by SPECTRUM of all issued and outstanding shares of Famous Fixins, Inc. common stock.

CONCLUSION

      Based on the information reviewed and the applicable statutes and regulations, it is my opinion that the 610,518 shares of SPECTRUM common stock which were issued on or before January 12, 1996, were validly issued and are fully paid and non-assessable. Further, it is my opinion that upon consummation of the Reorganization Agreement between SPECTRUM and Famous Fixins and distribution of the 5,494,662 SPECTRUM shares issued in trust on May 28, 1998, those shares will also be validly issued, fully paid, and non-assessable.

      This letter and the opinions expressed herein are intended for the information and use of the Company. No other use of this letter may be made without my prior written consent.

                                          Very truly yours,

                                          /s/ Kenneth Christianson
                                          ------------------------
                                          Kenneth M Christianson

                              CERTIFICATION BY OFFICER

                                     OF

                              SPECTRUM RESOURCES, INC.

      I, Russell Ortman, President of Spectrum Resources, Inc., a Nevada corporation, hereby state:

      1. I have been the President of Spectrum Resources, Inc. since January of 1997.

      2. Attached hereto and made a part of this Certificate is an audited financial statement prepared by Robert G. Tachida, C.P.A., the accountant for the corporation showing that as of April of 1996, the corporation has no assets nor any liabilities.

      3. Since I took over the position of President of Spectrum Resources, Inc., the sole activity of the corporation has been to find a candidate for merging into this corporation. Any and all expenses which have been incurred in this endeavor have not been charged to the corporation and have been personal expenses which have been advanced by shareholders of the corporation who would most benefit by the successful completion of such an acquisition.

      4. To the best of my knowledge and information, the company has had no activity, either as Spectrum Resources, Inc. or as its predecessor Tinderblock, Inc., since 1990.

      Executed at Dallas, Texas this 15th day of May, 1998.

                                   /s/ Russell Ortman
                                   ---------------------------
                                   Russell Ortman,President

                              CERTIFICATION BY OFFICER

                                     OF

                              SPECTRUM RESOURCES, INC.

      I, Gary Luttrell, hereby certify:

      (1) I served as President and Director of the corporation from its incorporation, until Russell Ortman took over in January of 1997.

      (2) I have reviewed the financial statement prepared by Robert G. Tschida dated as of April 1996, and can certify that the financial statement relects the position of the company as of that date. In addition, from the date of the financial statement until Russell Ortman took over the position of President of the corporation, I can attest that the corporation did not purchase any assets, nor did it incurr any liabilities which would substantially alter the position of the company as set forth in the financial statement.

      Executed at Sausalito, California, this 26th day of May, 1998.

                                   /s/ Gary Luttrell
                                   ---------------------------
                                       Gary Luttrell